The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 5, 2026

February 2026 Registration Statement No. 333-287303 Pricing Supplement dated February , 2026 Filed pursuant to Rule 424(b)(2)

Structured Investments

Contingent Income Auto-Callable Securities due February 17, 2028

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Unlike conventional debt securities, the securities do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, the securities offer the opportunity for investors to receive on the related contingent payment date a contingent quarterly payment equal to at least 3.9875% of the stated principal amount (the actual contingent quarterly payment will be determined on the pricing date), plus all previously unpaid contingent quarterly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to 60% of the initial underlier value, which we refer to as the downside threshold level. If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due. However, if on any determination date the closing price of the underlier is less than the initial underlier value, the securities will not be redeemed and if that closing price is less than the downside threshold level, investors will not receive the contingent quarterly payment applicable to that determination date on the related contingent payment date. If the securities are not redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be equal to the stated principal amount plus the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due. However, if the securities are not redeemed prior to maturity and the final underlier value is less than the downside threshold level, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 60% of the stated principal amount and could be zero. The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly payments at an above-market rate, subject to automatic early redemption. Investors will not participate in any appreciation of the underlier even though investors will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the underlier seeks to reflect generally the performance of the price of bitcoin and therefore the securities involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the underlier. Investors may lose their entire initial investment in the securities. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 6 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS*
Issuer:	Barclays Bank PLC
Reference asset:	iShares® Bitcoin Trust ETF (Bloomberg ticker symbol “IBIT UQ<Equity>”) (the “underlier”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date†:	February 13, 2026
Original issue date:	February 19, 2026
Maturity date†:	February 17, 2028
Automatic early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value, the securities will be automatically redeemed for an early redemption payment on the contingent payment date immediately following that determination date. The securities will not be redeemed early if the closing price of the underlier is less than the initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.
Contingent quarterly payment:

•

If, on any determination date, the closing price of the underlier is greater than or equal to the downside threshold level, we will pay on the related contingent payment date a contingent quarterly payment of at least $39.875 (at least 3.9875% of the stated principal amount) per security, plus the amounts of all contingent quarterly payments, if any, that would have been paid on a previous contingent payment date had the closing price of the underlier been greater than or equal to the downside threshold level on the related determination date and that have not been previously paid (“unpaid contingent quarterly payments”). The actual contingent quarterly payment will be determined on the pricing date.

•

If, on any determination date, the closing price of the underlier is less than the downside threshold level, the contingent quarterly payment applicable to that determination date will not be payable on the related contingent payment date.

The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities.

Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value is greater than or equal to the downside threshold level:

(i) stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due

•

If the final underlier value is less than the downside threshold level:

stated principal amount × underlier performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 40%, and possibly all, of an investor’s principal amount. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 6 of this document.
Downside threshold level:	$ , which is equal to 60% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	$ , which is the closing price of the underlier on the pricing date
Final underlier value:	The closing price of the underlier on the final determination date
Underlier performance factor:	final underlier value / initial underlier value
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$15.00(2) $5.00(3)	$980.00
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $917.50 and $967.50 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 5 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $15.00 for each security they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 13 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus and prospectus supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025

Contingent Income Auto-Callable Securities due February 17, 2028

Based on the Performance of the iShares® Bitcoin Trust ETF

Principal at Risk Securities

Terms continued from previous page:
Determination dates†:	May 13, 2026, August 13, 2026, November 13, 2026, February 16, 2027, May 13, 2027, August 13, 2027, November 15, 2027 and February 14, 2028. We also refer to February 14, 2028 as the final determination date.
Contingent payment dates†:	May 18, 2026, August 18, 2026, November 18, 2026, February 19, 2027, May 18, 2027, August 18, 2027, November 18, 2027 and the maturity date
Closing price:	Closing price has the meaning set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749FN62 / US06749FN628
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The underlier and the terms of the securities are subject to adjustment by the calculation agent and the maturity date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement, as supplemented by “Supplemental Terms of the Securities” below. See “Risk Factors—Risks Relating to the Underlier” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Does Not Hold Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Barclays Capital Inc.

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Additional Terms of the Securities

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Risk Factors” in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Supplemental Terms of the Securities

The provisions set forth under “Terms of the Notes—Commodity Hedging Disruption Events” in the accompanying prospectus supplement are not applicable to the securities.

The third and fourth paragraphs under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement shall be replaced in their entirety by the below:

If (i) the shares or other interests of an exchange-traded fund (or any successor fund) are de-listed from the relevant exchange or the exchange-traded fund (or any successor fund) is liquidated or otherwise terminated and the calculation agent determines that no successor fund is available or (ii) a Distribution-in-Kind Event occurs, then the calculation agent may in its sole discretion accelerate the maturity date to the fourth business day after the date on which the value of the securities is determined by the calculation agent as described below. In the event of such an acceleration, the amount payable in respect of the securities on the maturity date as so accelerated will be the value of the securities as of the termination date (or, if the calculation agent determines in its sole discretion that another day is more appropriate, such other day), as determined by the calculation agent in its sole discretion by reference to, among other things, the value of any embedded options or other derivatives. In the case of an acceleration of the maturity date on the securities, any accrued but unpaid interest payable under the securities will be paid through and excluding the related date of the accelerated payment.

The “termination date” means (1) in the case of an event under clause (i) of the preceding paragraph, the date of the de-listing, liquidation or termination, as applicable, of the relevant exchange-traded fund; or (2) in the case of a Distribution-in-Kind Event, the earlier of (a) the date of the liquidation, termination, modification or distribution, as applicable, and (b) the date of the first public announcement by the sponsor of the relevant exchange-traded fund of an intention to cause any such event (or, in each case, if that date is not a scheduled trading day, the immediately preceding scheduled trading day).

With respect to the securities, a “Distribution-in-Kind Event” shall occur if (i) the underlier is liquidated or otherwise terminated, (ii) the underlier is modified in any respect to permit the distribution of digital assets to holders of shares of the underlier, (iii) digital assets are distributed to holders of shares of the underlier or (iv) a public announcement is made with respect to the underlier of an intention to cause any of the foregoing to occur.

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Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 13 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Investment Summary

Contingent Income Auto-Callable Securities

Principal at Risk Securities

The Contingent Income Auto-Callable Securities due February 17, 2028 Based on the Performance of the iShares® Bitcoin Trust ETF, which we refer to as the securities, provide an opportunity for investors to receive on the related contingent payment date a contingent quarterly payment, which is an amount equal to at least $39.875 (at least 3.9875% of the stated principal amount), plus all previously unpaid contingent quarterly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to 60% of the initial underlier value, which we refer to as the downside threshold level. However, if the closing price of the underlier is less than the downside threshold level on a determination date, investors will not receive the contingent quarterly payment applicable to that determination date on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities.

If the closing price of the underlier is greater than or equal to the initial underlier value on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due. If the securities are automatically redeemed prior to maturity, investors will receive no further contingent quarterly payments. At maturity, if the securities have not previously been redeemed and the final underlier value is greater than or equal to the downside threshold level, the payment at maturity will be equal to the stated principal amount plus the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due. However, if the securities have not previously been redeemed and the final underlier value is less than the downside threshold level, investors will lose 1% of the stated principal amount for every 1% that the final underlier value is less than the initial underlier value. Under these circumstances, the amount investors receive will be less than 60% of the stated principal amount and could be zero. Investors in the securities must be willing and able to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly payment throughout the entire term of the securities. In addition, investors will not participate in any appreciation of the underlier.

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo guaranteed interest payments, in exchange for the opportunity to potentially receive contingent quarterly payments at an above-market rate, subject to automatic early redemption. The securities offer investors an opportunity to receive on the related contingent payment date a contingent quarterly payment of at least $39.875 (at least 3.9875% of the stated principal amount), plus all previously unpaid contingent quarterly payments, if any, if on any determination date the closing price of the underlier is greater than or equal to the downside threshold level. The actual contingent quarterly payment will be determined on the pricing date. In addition, the following scenarios reflect the potential payment on the securities, if any, upon an automatic early redemption or at maturity:

Scenario 1

On any determination date (other than the final determination date), the closing price of the underlier is greater than or equal to the initial underlier value.

▪

The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.

▪

Investors will not participate in any appreciation of the underlier from the initial underlier value and will receive no further contingent quarterly payments.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final underlier value is greater than or equal to the downside threshold level.

▪

The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.

▪

Investors will not participate in any appreciation of the underlier from the initial underlier value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final underlier value is less than the downside threshold level.

▪

The payment due at maturity will be equal to the stated principal amount times the underlier performance factor. In this case, at maturity, the securities pay less than 60% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value from the initial underlier value. For example, if the final underlier value is 55% less than the initial underlier value, the securities will pay $450.00 per security, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. Investors will lose a significant portion and may lose all of their principal in this scenario.

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Selected Purchase Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You do not anticipate that the final underlier value will be less than the downside threshold level on the final determination date, and you are willing and able to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You do not anticipate that the closing price of the underlier will be less than the downside threshold level on any determination date, and you are willing and able to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You are willing and able to forgo participation in any appreciation of the underlier, and you understand that any return on your investment will be limited to the contingent quarterly payments that may be payable on the securities.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not have any rights with respect to the underlier or the underlying asset held by the underlier.

▪	You are willing and able to accept the risk that the securities may be automatically redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final underlier value will be less than the downside threshold level on the final determination date, or you are unwilling or unable to accept the risk that, if it is, you will lose a significant portion or all of the stated principal amount.

▪	You anticipate that the closing price of the underlier will be less than the downside threshold level on some or all of the determination dates, or you are unwilling or unable to accept the risk that, if it is, you may receive few or no contingent quarterly payments over the term of the securities.

▪	You seek exposure to any upside performance of the underlier or you seek an investment with a return that is not limited to the contingent quarterly payments that may be payable on the securities.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the underlier, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to rights related to the underlier or the underlying asset held by the underlier.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the appropriateness of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus and the prospectus supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the securities for investment.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on the closing price of the underlier on the determination dates.

Diagram #1: Determination Dates Prior to the Final Determination Date

Diagram #2: Payment at Maturity If No Automatic Early Redemption Occurs

For more information about the payment upon an automatic early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” below.

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Hypothetical Examples

The numbers appearing in the following examples may have been rounded for ease of analysis. The examples below assume that the securities will be held until maturity or earlier redemption and do not take into account the tax consequences of an investment in the securities. The examples below are based on the following terms:*

Hypothetical Initial Underlier Value:	$100.00
Hypothetical Downside Threshold Level:	$60.00, which is 60% of the hypothetical initial underlier value
Hypothetical Contingent Quarterly Payment:	$39.875 (3.9875% of the stated principal amount). The actual contingent quarterly payment will be set on the pricing date and will be at least 3.9875% of the stated principal amount.
Stated Principal Amount:	$1,000 per security

* Terms used for purposes of these hypothetical examples may not represent the actual initial underlier value, downside threshold level or contingent quarterly payment applicable to the securities. In particular, the hypothetical initial underlier value of $100.00 used in these examples has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value. Please see “iShares® Bitcoin Trust ETF Overview” below for recent actual values of the underlier. The actual initial underlier value, downside threshold level and contingent quarterly payment applicable to the securities will be determined on the pricing date.

In Examples 1 and 2, the closing price of the underlier is greater than or equal to the hypothetical initial underlier value of $100.00 on one of the determination dates prior to the final determination date (the actual initial underlier value will be determined on the pricing date). Because the closing price of the underlier is greater than or equal to the initial underlier value on one of the determination dates prior to the final determination date, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price of the underlier on the determination dates prior to the final determination date is less than the initial underlier value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$50.00	$0	N/A	$80.00	$39.875	N/A
#2	$100.00	—*	$1,079.75	$35.00	$0	N/A
#3	N/A	N/A	N/A	$50.00	$0	N/A
#4	N/A	N/A	N/A	$75.00	$119.625	N/A
#5	N/A	N/A	N/A	$125.00	—*	$1,039.875
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A

* If the securities are automatically redeemed, the early redemption payment will include the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.

In Example 1, the securities are automatically redeemed following the second determination date, as the closing price of the underlier on the second determination date is greater than or equal to the initial underlier value. Because the closing price of the underlier is less than the downside threshold level on the first determination date, you will not receive the contingent quarterly payment applicable to that determination date on the related contingent payment date. Following the second determination date, you receive the stated principal amount plus the contingent quarterly payment and the unpaid contingent quarterly payment otherwise due. Accordingly, the contingent quarterly payment that would have been paid on the first contingent payment date had the closing price of the underlier been greater than or equal to the downside threshold level on that determination date will be paid following the second determination date. You will receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment + unpaid contingent quarterly payment(s)
= $1,000 + $39.875 + ($39.875 × 1) = $1,079.75

In this example, the automatic early redemption feature limits the term of your investment to approximately 6 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments.

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Principal at Risk Securities

In Example 2, the securities are automatically redeemed following the fifth determination date, as the closing price of the underlier on the fifth determination date is greater than the initial underlier value. As the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $39.875 with respect to that determination date. Because the closing price of the underlier is less than the downside threshold level on the second and third determination dates, you will not receive the contingent quarterly payments applicable to those determination dates on the related contingent payment dates; however, because the closing price of the underlier on the fourth determination date is greater than or equal to the downside threshold level, the contingent quarterly payments that would have been paid on the second and third contingent payment dates had the closing price of the underlier been greater than or equal to the downside threshold level on those determination dates will be paid on the fourth contingent payment date. Following the fifth determination date, you receive an early redemption payment of $1,039.875, which includes the contingent quarterly payment with respect to that determination date.

In this example, the automatic early redemption feature limits the term of your investment to approximately 15 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent quarterly payments. Further, although the underlier has appreciated by 25% from the initial underlier value on the fifth determination date, upon automatic early redemption, you receive only $1,039.875 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)	Hypothetical Closing Price	Contingent Quarterly Payment (per security)	Early Redemption Payment (per security)
#1	$50.00	$0	N/A	$75.00	$39.875	N/A
#2	$55.00	$0	N/A	$45.00	$0	N/A
#3	$45.00	$0	N/A	$42.50	$0	N/A
#4	$40.00	$0	N/A	$50.00	$0	N/A
#5	$30.00	$0	N/A	$55.00	$0	N/A
#6	$25.00	$0	N/A	$45.00	$0	N/A
#7	$30.00	$0	N/A	$50.00	$0	N/A
Final Determination Date	$35.00	$0	N/A	$70.00	—*	N/A
Payment at Maturity	$350.00			$1,279.125

* The payment at maturity will include the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due.

Examples 3 and 4 illustrate the payment at maturity per security based on the final underlier value.

In Example 3, the closing price of the underlier is below the downside threshold level on each determination date throughout the term of the securities. As a result, you do not receive any contingent quarterly payments during the term of the securities. In addition, because the final underlier value is less than the downside threshold level, at maturity, your initial investment is fully exposed to the decline in the closing price of the underlier. Thus, investors will receive a cash payment at maturity that is significantly less than the stated principal amount, calculated as follows:

$1,000 × underlier performance factor

= $1,000 × (final underlier value / initial underlier value)

= $1,000 × ($35.00 / $100.00)

= $350.00

In this example, the cash payment you receive at maturity is significantly less than the stated principal amount.

In Example 4, as the closing price of the underlier on the first determination date is greater than or equal to the downside threshold level, you receive the contingent quarterly payment of $39.875 with respect to that determination date. Because the closing price of the underlier is less than the downside threshold level on the second through seventh determination dates, you will not receive the contingent quarterly payments applicable to those determination dates on the related contingent payment dates. In addition, the closing price of the underlier decreases to a final underlier value of $70.00. Although the final underlier value is less than the initial underlier value, because the final underlier value is still not less than the downside threshold level, you receive the stated principal amount plus the contingent quarterly payment and the unpaid contingent quarterly payments otherwise due. Accordingly, the contingent quarterly payments that would have been paid on the second through seventh contingent payment dates had the closing price of the underlier

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been greater than or equal to the downside threshold level on those determination dates will be paid on the maturity date. Your payment at maturity is calculated as follows:

stated principal amount + contingent quarterly payment + unpaid contingent quarterly payment(s)
= $1,000 + $39.875 + ($39.875 × 6) = $1,279.125

In this example, although the final underlier value represents a decline of 30% from the initial underlier value, you receive the stated principal amount plus the contingent quarterly payment and any unpaid contingent quarterly payments otherwise due, equal to a total payment of $1,279.125 per security at maturity.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in the underlier or its underlying asset (as defined under “iShares® Bitcoin Trust ETF Overview” below). Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlier, as compared to the initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor. Under these circumstances, your payment at maturity will be less than 60% of the stated principal amount and could be zero.

▪	You may not receive some or all of the contingent quarterly payments. The securities differ from ordinary debt securities in that they do not provide for regular interest payments. Instead, a contingent quarterly payment, plus all previously unpaid contingent quarterly payments, if any, will be payable on the related contingent payment date if on any determination date the closing price of the underlier is greater than or equal to the downside threshold level. If the closing price of the underlier is less than the downside threshold level on any determination date, we will not pay the contingent quarterly payment applicable to that determination date or any unpaid contingent quarterly payments on the related contingent payment date. If a contingent quarterly payment is not paid on any contingent payment date, that contingent quarterly payment will be paid as an unpaid contingent quarterly payment on a later contingent payment date only if the closing price of the underlier on a subsequent determination date is greater than or equal to the downside threshold level. The closing price of the underlier could be below the downside threshold level on most or all of the determination dates so that you receive few or no contingent quarterly payments over the term of the securities. If you do not receive sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	Your potential return on the securities will be different depending on the sequence of closing prices on the determination dates. Depending on the sequence in which the closing price of the underlier is greater than or equal to the downside threshold level on specific determination dates (if at all), you could receive a lesser or greater return, regardless of the number of determination dates on which the closing price of the underlier is greater than or equal to the downside threshold level. For example, if the closing price of the underlier is less than the downside threshold level on each of the first seven determination dates but is greater than or equal to the downside threshold level on the final determination date, you will receive eight contingent quarterly payments (seven in the form of unpaid contingent quarterly payments). However, if the closing price of the underlier is greater than or equal to the downside threshold level on each of the first two determination dates but on no subsequent determination dates, you will receive only two contingent quarterly payments, even though the closing price of the underlier was greater than or equal to the downside threshold level on twice as many determination dates than in the previous example.

▪	You will not participate in any appreciation in the value of the underlier. You will not participate in any appreciation in the value of the underlier from the initial underlier value even though you will be exposed to the depreciation in the value of the underlier if the securities have not been redeemed prior to maturity and the final underlier value is less than the downside threshold level. The return on the securities will be limited to any contingent quarterly payments that are paid on the securities.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately three months by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, no further contingent quarterly payments will be made on the securities and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date.

▪	Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified. Any payment on the securities will be determined based on the closing prices of the underlier on the dates specified. You will not benefit from any more favorable value of the underlier determined at any other time.

▪	Contingent repayment of principal applies only at maturity or upon any automatic early redemption. You should be willing and able to hold the securities to maturity or any automatic early redemption. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the price of the underlier is above the downside threshold level.

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▪	The securities are subject to volatility risk. Volatility is a measure of the degree of variation in the price of the underlier over a period of time. The contingent quarterly payment is determined based on a number of factors, including the expected volatility of the underlier. The contingent quarterly payment is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the underlier taken into account in determining the terms of the securities were lower. As volatility of the underlier increases, there will typically be a greater likelihood that (a) the closing price of the underlier will be less than the downside threshold level on one or more determination dates and (b) the final underlier value will be less than the downside threshold level.

Accordingly, you should understand that a higher contingent quarterly payment reflects, among other things, an indication of a greater likelihood that you will (a) not receive contingent quarterly payments with respect to one or more determination dates and/or (b) incur a loss of principal at maturity than would have been the case had the contingent quarterly payment been lower. In addition, actual volatility over the term of the securities may be significantly higher than the expected volatility at the time the terms of the securities were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive contingent quarterly payments and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

▪	Owning the securities is not equivalent to owning the underlier or the underlying asset held by the underlier. The return on your securities may not reflect the return you would realize if you actually owned the underlier or the underlying asset held by the underlier. As a holder of the securities, you will not have any rights with respect to the underlier or the underlying asset held by the underlier.

▪	Tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional provisions—Tax considerations” below.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier

▪	The performance and market value of the underlier, particularly during periods of market volatility, may not correlate with the performance of its underlying asset as well as its net asset value per share. The underlier does not fully replicate the performance of its underlying asset due to the fees and expenses charged by the underlier or by restrictions on access to the underlying asset due to other circumstances. The underlier does not generate any income, and as the underlier regularly sells its underlying asset to pay for ongoing expenses, the amount of its underlying asset represented by each share gradually declines over time. The underlier sells its underlying asset to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying asset. The sale by the underlier of its underlying asset to pay expenses at a time of low prices for its underlying asset could adversely affect the value of the securities. Additionally, there is a risk that part or all of the underlier’s holdings in its underlying asset could be lost, damaged or stolen. Access to the underlier’s underlying asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the

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performance of the underlier and its underlying asset. In addition, because the shares of the underlier are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

During periods of market volatility, the underlying asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlier and the liquidity of the underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the underlier. As a result, under these circumstances, the market value of shares of the underlier may vary substantially from the net asset value per share of the underlier. For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of its underlying asset as well as the net asset value per share of the underlier, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payment on the securities.

▪	The securities are subject to risks associated with bitcoin and digital assets. The investment objective of the iShares® Bitcoin Trust ETF is to reflect generally the performance of the price of bitcoin, less the iShares® Bitcoin Trust ETF’s expenses. Bitcoin is a digital asset, and use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin represent new, novel and rapidly evolving products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about bitcoin is limited, as ownership of bitcoin is semi-anonymous and the supply of accessible bitcoin is unknown. The trading prices of many digital assets, including bitcoin, have experienced extreme volatility in recent periods and may continue to do so. Digital asset markets in the United States exist in a state of regulatory uncertainty and the exchanges on which bitcoin trades globally, including in the United States, are relatively new and, in most cases, largely unregulated. Legislative or regulatory developments could significantly affect the value of bitcoin, as could competition from other digital assets. Uncertainty about the legal classification of digital assets such as bitcoin, and the difficulties in verifying the ownership of digital assets, may affect the enforceability and protection of interests in digital assets. Political or economic crises may motivate large-scale sales of bitcoin, resulting in a reduction in the price of bitcoin. The value of bitcoin could be adversely affected by the actions of bitcoin miners and changes in the block rewards and transaction fees miners earn. Bitcoin is susceptible to theft, loss and fraud. The bitcoin network, bitcoin custodians and trading platforms are subject to risks relating to operational problems, technical glitches, internet disruptions, shutdowns, hackers and malware, all of which may also affect the price of bitcoin. Over the past several years, some digital asset platforms have been closed, been subject to criminal and civil litigation and have entered into bankruptcy proceedings due to fraud and manipulative activity, business failure and/or security breaches. Negative perception, a lack of stability and standardized regulation in the digital asset markets and/or the closure or temporary shutdown of digital asset trading platforms due to fraud, business failure, security breaches or government mandated regulation, and associated losses by customers, may reduce confidence in digital asset networks and result in greater volatility in the prices of digital assets, including bitcoin. A lack of liquidity in the digital asset market may affect the ability to buy and sell bitcoin. These and other factors could have an adverse effect on the price of bitcoin and, therefore, the value of the securities.

▪	Investments linked to bitcoin are subject to specific risks relating to security threats. Security breaches, computer malware and computer hacking attacks have been a prevalent concern in relation to digital assets, including bitcoin. The sponsor of the Underlier has stated that it believes that the bitcoins held in the Underlier’s account at its bitcoin custodian or trading balance held with its prime execution agent will be an appealing target to hackers or malware distributors seeking to steal the Underlier’s bitcoins and will only become more appealing as the amount or value of the Underlier’s assets grow. To the extent that the Underlier is unable to identify and mitigate or stop new security threats or otherwise adapt to technological changes in the digital asset industry, the Underlier’s bitcoins may be subject to theft, loss or other attack.

▪	Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation. Many digital asset platforms, both in the United States and abroad, are unlicensed, not subject to, or not in compliance with, regulation in relevant jurisdictions, or operate without extensive supervision by governmental authorities, and therefore may be more susceptible to fraudulent or manipulative acts and practices. In particular, those located outside the United States may be subject to significantly less stringent regulatory and compliance requirements in their local jurisdictions and may take the position that they are not subject to laws and regulations that would apply to a regulated financial market in the United States, or may, as a practical matter, be beyond the ambit of U.S. regulators. Furthermore, many bitcoin trading venues lack certain safeguards put in place by exchanges for more traditional assets to enhance the stability of trading on the exchanges, such as circuit breakers. Tools to detect and deter fraudulent or manipulative trading activities such as market manipulation, front-running of trades, and wash-trading may not be available to or employed by digital asset platforms, or may not exist at all. Sources of fraud and manipulation in the bitcoin market generally include, among others (1) wash trading; (2) persons with a dominant position in bitcoin manipulating bitcoin pricing; (3) hacking of the bitcoin network and trading platforms; (4) malicious control of the bitcoin network; (5) trading based on material, non-public information (for example, plans of market participants to significantly increase or decrease their holdings in bitcoin or new sources of demand for bitcoin) or based on the dissemination of false and misleading information; (6) manipulative activity involving purported “stablecoins,” and (7) fraud and manipulation at bitcoin trading platforms. The effect of potential market manipulation, front-running, wash-trading, and other fraudulent or manipulative trading practices may inflate the volumes actually present in crypto markets and/or cause distortions in price, which could adversely impact the Underlier’s creation and redemption arbitrage mechanism and affect the value of the Underlier and, consequently, the securities.

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▪	The underlier has a limited trading history. The underlier began trading on January 11, 2024 and therefore has limited historical performance. Past performance should not be considered indicative of future performance.

▪	Adjustments to the underlier could adversely affect the value of the securities or result in the securities being accelerated. The investment adviser of the underlier may add, delete or substitute the component assets held by the underlier or make changes to its investment strategy. If the shares of the underlier are de-listed or if the underlier is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the underlier or, if no successor fund is available, the maturity date of the securities may be accelerated for a payment determined by the Calculation Agent. In addition, if a Distribution-in-Kind Announcement Event (as defined under “Supplemental Terms of the Securities” above) occurs, the maturity date may be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the underlier and, consequently, the value of the securities. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. However, if we elect not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement, as supplemented by “Supplemental Terms of the Securities” above.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the securities upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the underlier. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the underlier. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the securities. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlier, or engaging in transactions in them, and any such action could adversely affect the value of the underlier. These legislative or regulatory actions could result in restrictions on the securities or the de-listing of the underlier. You may lose a significant portion or all of your initial investment in the securities if the underlier is de-listed or if you are forced to divest the securities due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the securities has declined. See “—Adjustments to the underlier could adversely affect the value of the securities or result in the securities being accelerated” above.

▪	We may accelerate the securities if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the securities or the underlier or its underlying asset, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if the calculation agent elects not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the value of the underlier and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier value and, as a result, the downside threshold level, which is the price at or above which the underlier must close on a determination date in order for you to receive a contingent quarterly payment and any unpaid contingent quarterly payments or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlier at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlier on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

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In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the underlier or its underlying asset. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the securities. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the selected dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlier” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the value of the underlier on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlier;

o	whether the closing price has been, or is expected to be, below the downside threshold level on any determination date;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the underlying asset held by the underlier and that may affect the final underlier value; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® Bitcoin Trust ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

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▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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iShares® Bitcoin Trust ETF Overview

The underlier is an exchange-traded fund that seeks to reflect generally the performance of the price of bitcoin (the “underlying asset”) before the payment of the underlier’s expenses and liabilities. All information contained in this document regarding the iShares® Bitcoin Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the underlier, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors, a wholly owned subsidiary of BlackRock, Inc., is the trustee of the underlier. Coinbase Custody Trust Company, LLC is the custodian of the underlier’s bitcoin holdings, and The Bank of New York Mellon is the custodian of the underlier’s cash holdings and the administrator of the underlier. The underlier is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “IBIT.”

The underlier issues shares representing fractional undivided beneficial interests in its net assets. The assets of the underlier consist primarily of bitcoin held by a custodian on behalf of the underlier. The underlier issues blocks of shares in exchange for deposits of bitcoin and distributes bitcoin in connection with the redemption of blocks of shares. The shares of the underlier are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin. The underlier is a passive investment vehicle that does not seek to generate returns beyond tracking the price of bitcoin, and the sponsor of the underlier does not actively manage the bitcoin held by the underlier. The trustee of the underlier sells bitcoin held by the underlier to pay the underlier’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

Currently, the underlier’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the underlier and is payable at least quarterly in arrears. The trustee of the underlier will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of underlier expenses or liabilities not assumed by iShares Delaware. As a result of the recurring sales of bitcoin necessary to pay iShares Delaware’s fee and underlier expenses or liabilities not assumed by iShares Delaware, the net asset value of the underlier and, correspondingly, the fractional amount of bitcoin represented by each share will decrease over the life of the underlier. New deposits of bitcoin, received in exchange for additional new issuances of shares by the underlier, do not reverse this trend.

Information provided to or filed with the SEC by the underlier pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-272680 and 001-41914, respectively, through the SEC’s website at http://www.sec.gov. The underlier is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The underlier is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

The following graph shows the daily closing prices of the underlier for the period specified below. The underlier began trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance The closing price of the underlier on February 3, 2026 was $43.30. We obtained the closing prices of the underlier from Bloomberg Professional® service, without independent verification. Historical performance of the underlier should not be taken as an indication of future performance. Future performance of the underlier may differ significantly from historical performance, and no assurance can be given as to the closing price of the underlier during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the underlier will not result in a loss on your initial investment. The closing prices below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

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Underlier Historical Performance* January 4, 2021 to February 3, 2026

* The dotted line indicates a hypothetical downside threshold level of 60% of the closing price of the underlier on February 3, 2026. The actual downside threshold level will be equal to 60% of the initial underlier value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Bitcoin

Bitcoin is a digital asset the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin are protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can be bitcoin enthusiasts but increasingly are professional mining operations that design and build dedicated machines and data centers as the computing power required to solve the problem continues to increase significantly.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.”

In determining our reporting responsibilities, if any, we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a security. Assuming the treatment described above is respected, upon a sale or exchange of the securities (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities (assuming contingent quarterly payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. The deductibility of capital losses is subject to limitations. If you sell your securities between the time your right to a contingent quarterly payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent quarterly payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a determination date but that can be attributed to an expected contingent quarterly payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent quarterly payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You

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should consult your tax advisor regarding the potential application of Section 871(m) to the securities.
Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underlier or its underlying asset and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the underlier, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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